UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2021

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas	71601
(Address of principal executive offices)	(Zip Code)

(870) 541-1000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SFNC	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed in its proxy statement for the 2020 annual meeting of shareholders, as part of its executive compensation program, Simmons First National Corporation (“Corporation”) provides annual cash incentive awards. For 2020, these awards were made under the cash incentive plan of the First Amended and Restated Simmons First National Corporation 2015 Incentive Plan (“Plan”). Consistent with the Corporation’s general practice, during the first quarter of 2020, the compensation committee (“Committee”) of the Corporation’s board of directors (“Board”) (and, in the case of the Corporation’s chief executive officer, the Board) approved the specific performance metrics – company-wide core diluted earnings per share (“Core EPS”) and efficiency ratio for the full year 2020 – and a “qualifying criterion” (i.e., a criterion that must be satisfied in order to receive a cash incentive award) applicable to the 2020 cash incentive awards. For each of the performance metrics, the Committee also approved threshold, target, and maximum payout opportunities. Cash incentive award opportunities were established for George Makris, Jr., the Corporation’s chief executive officer, Robert Fehlman, the Corporation’s chief financial officer, and Stephen Massanelli, the Corporation’s chief administrative officer (collectively, the “Named Executive Officers”), among certain other members of Corporation management. Under the Plan and the applicable award documents, the Committee retains the right to exercise discretion in determining the final amount of the 2020 cash incentive awards.

Largely due to the significant impact of the COVID-19 pandemic (“Pandemic”) on the Corporation’s business and operations and the economy generally, neither the threshold payout opportunity for the Core EPS performance metric nor the qualifying criterion applicable to the 2020 cash incentive awards for the Named Executive Officers was achieved. On January 20, 2021, the Committee (and, in the case of Mr. Makris, the Board, acting on January 21, 2021) exercised the discretion permitted under the Plan and the applicable award documents to allow for cash incentive awards to be paid to the Named Executive Officers and certain other members of Corporation management for 2020 performance. In exercising its discretion, the Committee, in consultation with its compensation consultant, considered a variety of factors, including, among others, the effect of the Pandemic on the Corporation’s business and operations, the extraordinary efforts of the Named Executive Officers and other members of management to respond timely and successfully to the challenges faced by the Corporation as a result of the Pandemic, the financial and operational performance of the Corporation in light of the Pandemic, the Corporation’s compensation philosophy, and the influence of compensation practices on the ability to attract and retain qualified executive leadership. To determine the final amount of the cash incentive awards, the Committee analyzed the Corporation’s Core EPS and efficiency ratio achieved during the first six months and the last six months of 2020 against performance standards associated with the Corporation’s budget for each period, based on the Committee’s determination that the impact of the Pandemic on the Corporation was strongest during the last six months of 2020. As a result of that review, the Committee (and, in the case of Mr. Makris, the Board) approved the payment of cash incentive awards for 2020 to the Named Executive Officers in the following amounts: George Makris, Jr. – $494,544; Robert Fehlman – $240,282; and Stephen Massanelli – $96,114. Each of these payments represents approximately 58% of the target payout opportunity for each Named Executive Officer’s 2020 cash incentive award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

/s/ Robert A. Fehlman
Date: January 26, 2021	Robert A. Fehlman, Senior Executive Vice President,
Chief Operating Officer, Chief Financial Officer and Treasurer